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                                                                   EXHIBIT 23.1

           CONSENT OF GEO. S. OLIVE & CO., LLC, INDEPENDENT AUDITORS

  We consent to the reference to our Firm under the captions "Experts" and "Selected Consolidated Financial Data" in this Amendment No. 1 to Registration Statement on Form S-3 (File No. 333-26165) and to the incorporation by reference therein of our report dated February 3, 1997, with respect to the consolidated financial statements of Central Newspapers, Inc. as of December 31, 1995 and December 29, 1996 and for each of the three fiscal years in the period ended December 29, 1996, included in its Annual Report on Form 10-K for the fiscal year ended December 29, 1996.

/s/ Geo. S. Olive & Co. LLC

Geo. S. Olive & Co. LLC

Indianapolis, Indiana
May 27, 1997